                                                                      Exhibit 12



                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges

                         (In millions except ratio data)


                                       Three Months
                                         Ended
                                        March 31                     Years Ended December 31
                                          1997           1996         1995          1994         1993        1992
                                          ----           ----         ----          ----         ----        ----
Income Before Taxes
  and Cumulative Effect
  of Accounting Changes                 $1,463.4       $5,540.8     $4,797.2      $4,415.2     $3,102.7     $3,563.6

Add:
  One-third of rents                        10.8           41.0         28.1          36.0         35.0         34.0
  Interest expense, net                     21.0          103.2         60.3          96.0         48.0         23.6
  Preferred stock dividends                 16.7           70.0          2.1             -            -            -
                                        --------       --------     --------      --------     --------     --------
    Earnings                            $1,511.9       $5,755.0     $4,887.7      $4,547.2     $3,185.7     $3,621.2
                                        ========       ========     ========      ========     ========     ========

Fixed Charges
  One-third of rents                    $   10.8       $   41.0     $   28.1      $   36.0     $   35.0     $   34.0
  Interest expense                          25.0          138.6         98.7         124.4         84.7         72.7
  Preferred stock dividends                 16.7           70.0          2.1             -            -            -
                                        --------       --------     --------      --------     --------     --------
    Fixed Charges                       $   52.5       $  249.6     $  128.9      $  160.4     $  119.7     $  106.7
                                        ========       ========     ========      ========     ========     ========

Ratio of Earnings
    to Fixed Charges                          29             23           38            28           27           34
                                        ========       ========     ========      ========     ========     ========

For purposes of computing these ratios, "earnings" consist of income before income taxes, cumulative effect of accounting changes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.